Exhibit 21.1

Subsidiaries of the Registrant

Name	Percent Ownership	State of Organization
Mutual Federal Bank	100%	United States
EMEFES Service Corporation*	100%	Illinois
2212 Holdings, LLC*	100%	Illinois

*Subsidiary of Mutual Federal Bank